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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Applied Epi, Inc. 1993 Stock Option Plan, the Applied Epi, Inc. 2000 Stock Option Plan and the Non-Qualified Restricted Stock Option Agreements Dated as of January 2, 2001 Between Applied Epi, Inc. and Certain Employees and Former Employees of Applied Epi, Inc., of our report dated February 5, 2001, with respect to the consolidated financial statements and schedule of Veeco Instruments Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

Melville, New York
September 17, 2001